Exhibit 10.6

IONIC DIGITAL INC.

2332 Galiano Street

Coral Gables, FL 33134

PERSONAL AND CONFIDENTIAL

As of February 14, 2024

Mr. Matthew Prusak

Address on file with the Company

RE: Offer Letter

Dear Matt:

It is with great pleasure that we present to you this offer of employment (this “Letter”) with Ionic Digital Inc. (the “Company”) on the following terms and conditions:

1.	Position. Upon both your execution of this Letter and confirmation by resolution by the Board of Directors of the Company (the “Board”), you will become the Chief Executive Officer (the “CEO”) of the Company, reporting to the Board.

2.	Term. The initial term of this Letter is for a period starting as of February 1, 2024 and ending on August 14, 2024 (the “Initial Term”). If this Letter has not been terminated (by written notice delivered by either party to the other) on or before 5:00 pm Eastern Time on the last day of the Initial Term, this Letter will then be automatically extended to December 31, 2024. Thereafter, if this Letter has not been terminated (by written notice delivered by either party to the other) on or before 5:00 pm Eastern Time on December 31 of any year, this Letter will then be automatically renewed until the next December 31st.

3.	Your Base Salary. You will be paid a salary monthly in cash at the annual rate of $500,000 (the “Base Salary”). Your service date for the purpose of calculating your Base Salary will be February 1, 2024. Your Base Salary will be payable in accordance with the Company’s standard payroll policies (subject to normal required withholding). Any partial periods will be pro-rated based on the actual number of days worked in the month.

4.	Your Guaranteed Bonus for 2024. You will receive a guaranteed bonus for calendar 2024 of $250,000 in cash, subject to your still being employed by the Company as the CEO on August 14, 2024; this bonus will be paid to you within 10 calendar days of August 14, 2024. In addition, if either (a) the Company has terminated you without Cause on or prior to the last day of the Initial Term, or (b) you have resigned from the Company for Good Reason on or prior to the last day of the Initial Term, then in either such event you are entitled to receive a pro-rated guaranteed bonus equal to $250,000 multiplied by the actual number of days worked from the date hereof divided by 180. “Cause” has the meaning as defined in the Company Omnibus Incentive Plan (as amended from time to time). “Good Reason” means that the Company has breached any material provision in this Letter or you are no longer CEO of the Company, in each case that remains uncured for 30 days after your prompt notice to the Company of such breach. The other condition for your receipt of such pro-rated guaranteed bonus is your execution within 30 days of your departure from the Company (and non-revocation) of a general release of claims in form and substance reasonably acceptable to the Company, including without limitation confidentiality, covenant not to sue, and non-disparagement provisions. Any such pro-rated guaranteed bonus will be paid to you within 10 calendar days of your execution and delivery of such general release of claims.

5.	Your Performance Bonus for 2024. If the term of this Letter continues beyond August 14, 2024, you will be eligible to earn a performance-based bonus for calendar year 2024 of up to $250,000 in cash and/or RSUs (as defined below). Any such performance bonus will be paid or issued to you within 60 calendar days after December 31, 2024, subject to your still being employed by the Company as the CEO on the date of payment or issuance. The performance metrics required for you to earn such a bonus will be determined by the Board in its sole discretion. Any such RSUs will vest on the one-year anniversary of the date of grant, subject to your continued employment as CEO of the Company on the applicable vesting date.

6.	Your Performance Bonuses for Future Years. If the Term of this Letter continues beyond December 31, 2024, you have a target performance-based bonus for each such future calendar year payable in cash or RSUs or a combination thereof, with a minimum target of 100% of your Base Salary. Any such performance bonus will be paid or issued to you within 60 calendar days after December 31 of the applicable year, subject to your still being employed by the Company as the CEO on the date of payment or issuance. The milestone(s) required for you to earn such a bonus will be as determined by the Board in its sole discretion in the first quarter of the applicable year, in consultation with you.

7.	Conditions of Additional Programs. As described below, the Company intends to establish a Long-Term Incentive Plan and a Severance Plan (in each case, as defined below) for senior executives of the Company. However, these plans will only become effective upon the completion of both (a) the U.S. Securities and Exchange Commission informing the Company in writing that its Form 10 (General Form for Registration of Securities) has become effective, and (b) the New York Stock Exchange or the NASDAQ have commenced trading of the common stock of the Company (such date, the “Completion Date”).

8.	Long-Term Incentive Plan. The Company intends within 30 calendar days following the Completion Date to establish a Long-Term Incentive Plan (the “LTIP”) for senior executives of the Company (including you). It is anticipated that the LTIP will allow the Company from time to time to grant restricted stock units (“RSUs”) and/or performance stock units (“PSUs”) to employees of the Company who are participants in the LTIP. 50% of the value of such grants will be RSUs, which will vest on a time-based basis in quarterly increments over the three years from the date of grant, starting 90 days from the date of grant. The remaining 50% of the value of such grants will be PSUs, subject to performance metrics as determined by the Board in its sole discretion. The first one-third tranche of PSUs will be granted as of February 1, 2024, the second one-third tranche on February 1, 2025, and the third one-third tranche on February 1, 2026. The first one-third tranche of such PSUs will vest on February 1, 2025, the second one-third tranche will vest on February 1, 2026, and the third one-third tranche will vest on February 1, 2027; in each case, subject to your continued employment by the Company on the applicable vesting date and achievement of the applicable performance metrics. Valuations for RSUs and PSUs will be based on the “Plan Value” of the bankruptcy plan of Celsius Network LLC and/or based on the VWAP trading price of the stock of the Company as determined by the Board from time to time in its sole discretion. With respect to any PSUs granted as of February 1, 2024, the Board in its sole discretion will determine the performance metrics as of such grant date, and with respect to any subsequent grants, the performance metrics will be established during the first quarter of such subsequent year. For the avoidance of doubt, any equity granted pursuant to the LTIP that is subject to performance metrics may be awarded in the form of stock options as determined by the Board from time to time in its sole discretion. The LTIP will have provisions which permit the Company to withhold shares as necessary to meet withholding obligations and which permit “cashless exercise” of stock options (in each case subject to applicable law and regulation) and will have other terms and conditions within the LTIP itself as well as any applicable form award agreement, in each case as determined by the Board from time to time in its sole discretion.

9.	Your LTIP Participation. If the Company establishes an LTIP as described above, the Company will make an initial grant to you with a grant date value (as reasonably determined by the Company) of not less than $2,500,000, subject to your still being employed by the Company as the CEO on the date of grant. In addition, in the event that the LTIP is established on or prior to the last day of the Initial Term, and following such grant, either (a) the Company has terminated you without Cause on or prior to the last day of the Initial Term, or (b) you have resigned from the Company for Good Reason on or prior to the last day of the Initial Term, then in either such event you will be entitled to the vesting of 16.67% of any time-based LTIP grants previously made to you (notwithstanding any contrary provisions of the LTIP or any applicable form award agreement).

10.	Severance Plan. The Company intends within 30 calendar days of the Completion Date to establish a Severance Plan (the “Severance Plan”) for senior executives of the Company (including you following the Initial Term). It is anticipated that the Severance Plan will provide the benefits to employees of the Company who are participants in the Severance Plan if the Company terminates the employee without Cause (as defined above), or the employee resigns from the Company for Good Reason (as defined above) (such termination, a “Qualifying Termination”). For the avoidance of doubt, such events could involve a change-of-control with respect to the Company or not. The Severance Plan is expected to provide that employees of the Company who are participants in the Severance Plan will receive (i) 12 months’ base salary, (ii) up to 12 months of COBRA healthcare premiums, (iii) any guaranteed bonus payments for the remainder of the year of termination (not previously paid), (iv) 12 months of minimum target bonus opportunity for the employee (not previously paid), and (v) 12 months of acceleration with respect to any outstanding unvested time-based LTIP awards. Such Severance Plan will have other terms and conditions, as determined by the Board from time to time in its sole discretion.

11.	Special Provisions for Change of Control. The Severance Plan will contain certain provisions regarding a change-of-control with respect to the Company, including a “double-trigger” provision which will provide that upon a Qualifying Termination within 18 months following a change in control: (a) all outstanding LTIP awards will automatically vest, with any outstanding PSUs subject to the following treatment as of the change in control (x) if in the reasonable judgment of the Company some or all of the metrics have been met, then the applicable percentage of PSUs would be converted to time-based RSUs upon the change in control, (y) if in the reasonable judgment of the Company the metrics could reasonably still be met (but for the change-of-control), but could not feasibly be determined as of the change in control, then the target percentage of PSUs would be converted from PSUs to RSUs, (z) if the Company in its reasonable judgment believes that the PSU performance metrics are no longer capable of being met, such PSUs will be cancelled for no consideration, and (b) any portion of the PSUs described in Section 8 which have not been issued prior to the change in control will be issued in the form of time-based RSUs. The Severance Plan will also contain a customary 280G “best net” cutback provision.

12.	Benefits and Withholding. During your employment, you will be eligible to participate in the Company’s health plans and other fringe benefit plans that the Company from time to time provides to senior executives of the Company. All forms of compensation paid to you as an employee of the Company will be less all applicable withholdings, as determined by the Company.

13.	At-Will Employment. Notwithstanding anything to the contrary in this Letter, your employment with the Company is “at-will” and the Company is entitled to terminate, or modify the terms of, your employment at any time (including, for the avoidance of doubt, during the Initial Term), with or without cause or prior warning. The foregoing sentence will not limit the applicability of the third sentence of Section 3 above, the second sentence of Section 4 above, and second sentence of Section 9 above.

14.	Governing Law. This Letter shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

15	Miscellaneous. This Letter constitutes the entire agreement between the parties and supersedes all other agreements or understandings (provided that any confidentiality agreements or requirements to which you are subject, by contract or under applicable law, will remain in full force and effect). This Letter and any portion hereof may only be modified, amended or waived by a subsequent written agreement signed by the applicable party or parties. You may not assign this Letter without the Company’s express written consent. This Letter may be executed in counterparts and/or by DocuSign.

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If this Letter meets with your agreement, please execute and return to the Company. This Letter will be effective upon confirmation by resolution by the Board.

We look forward to continuing to work with you.

Sincerely yours,

/s/ Emmanuel Aidoo
Emmanuel Aidoo
Chair Board of Directors

I hereby acknowledge and agree to the terms stated in this Letter as of the date first set forth above.

/s/ Matthew Prusak	Date Signed: 12 February 2024
Matthew Prusak

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